UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 8, 2023

908 Devices Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39815	45-4524096
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

645 Summer Street

Boston, MA  02210

(Address of principal executive offices, including zip code)

(857) 254-1500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MASS	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 ( §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 4, 2023, 908 Devices Inc. (the “Company”) entered into a Default Waiver and First Amendment to Loan and Security Agreement (the “Amended Loan Agreement”), by and between, the Company, as borrower, and Silicon Valley Bank, a division of First-Citizens Bank & Trust Company (successor by purchase to the Federal Deposit Insurance Corporation as Receiver for Silicon Valley Bridge Bank, N.A. (as successor to Silicon Valley Bank)), as lender (the “Lender”).

The Amended Loan Agreement provides for a revolving line of credit of up to $10.0 million. The outstanding principal amount of any advance shall accrue interest at a floating rate per annum equal to the greater of (i) four and one-half percent (4.50%) and (ii) the “prime rate” as published in The Wall Street Journal for the relevant period minus one-half percent (0.50%). The Company’s obligations under the Amended Loan Agreement are secured by substantially all of the Company’s assets, excluding its intellectual property, which is subject to a negative pledge. The revolving line of credit under the Amended Loan Agreement terminates on November 2, 2025. As of August 4, 2022, no amounts were outstanding under the Amended Loan Agreement.

Pursuant to the Amended Loan Agreement, the Lender waived filing any legal action or instituting or enforcing any rights and remedies it may have had against the Company in connection with the Company’s failing to maintain all of its operating accounts, depository accounts and excess cash with the Lender, as previously required prior to the effectiveness of the Amended Loan Agreement.

The Amended Loan Agreement contains certain financial covenants, including a requirement that the Company maintain $20.0 million on account at or thru the Lender, and the amount of unrestricted and unencumbered cash minus advances under the Amended Loan Agreement, is not less than the amount equal to the greater of (i) $10.0 million or (ii) nine (9) months of cash burn. The Amended Loan Agreement contains customary representations and warranties, as well as certain non-financial covenants, including limitations on, among other things, the Company’s ability to change the principal nature of its business, dispose of the Company’s business or property, engage in any change of control transaction, merge or consolidate with any other entity or to acquire all or substantially all the capital stock or property of another entity, incur additional indebtedness or liens, pay dividends or make other distributions on capital stock, redeem the Company’s capital stock, engage in transactions with affiliates or otherwise encumber the Company’s intellectual property, in each case, subject to customary exceptions.

The foregoing description of the Amended Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Loan Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 2.02	Results of Operations and Financial Condition.

On August 8, 2023, 908 Devices Inc. (“908 Devices”) announced its financial results for the second quarter ended June 30, 2023. A copy of the press release is being furnished as Exhibit 99.1 to this Report on Form 8-K.

The information contained in Item 2.02 of this Current Report on Form 8-K is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K above regarding the Loan Agreement is incorporated by reference in response to this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Default Waiver and First Amendment to Loan and Security Agreement, dated as of August 4, 2023, by and between 908 Devices Inc. and Silicon Valley Bank, a division of First-Citizens Bank & Trust Company (successor by purchase to the Federal Deposit Insurance Corporation as Receiver for Silicon Valley Bridge Bank, N.A. (as successor to Silicon Valley Bank))

99.1	Press release issued by 908 Devices Inc. on August 8, 2023

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2023	908 Devices Inc.

	By:	/s/ Michael S. Turner
Name: Michael S. Turner
Title: Chief Legal and Administrative Officer